Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Biocept, Inc.

(Exact name of Registrant as Specified in its Charter)

		Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Amended and Restated 2013 Equity Incentive Plan Common Stock, $0.0001 par value per share	457(h)(2)	1,203,690(3)	$2.35	$2,828,672	.0000927	$263
Fees to be Paid	Equity	Amended and Restated 2013 Equity Incentive Plan Common Stock, $0.0001 par value per share	457(c) and 457(h)(4)	296,310(5)	$2.09	$619,288	.0000927	$58
	Total Offering Amounts				–	$3,447,960	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$321

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the Biocept, Inc. Amended and Restated 2013 Equity Incentive Plan, as amended (the “2013 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the weighted-average exercise price for the Registrant’s common stock subject to these outstanding stock options.

(3)

Represents shares reserved for issuance upon the exercise of outstanding stock options, which options were granted from the 1,500,000 shares of the Registrant’s common stock added to the 2013 Plan, which shares are reserved for issuance exclusively for the grant of stock awards to employees of the Registrant who have not previously been one of the Registrant’s employees or directors, except following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.

(4)

This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on April 7, 2022, as reported on the Nasdaq Capital Market.

(5)

Represents additional shares of the Registrant’s common stock available for future issuance under the 2013 Plan pursuant to a 1,500,000 share increase in the number of shares of the Registrant’s common stock that are reserved for issuance exclusively for the grant of stock awards to employees of the Registrant who have not previously been one of the Registrant’s employees or directors, except following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.